Exhibit 5.1

December 30, 2008

ClearPoint Business Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, PA 18914

Re: ClearPoint Business Resources, Inc. Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to ClearPoint Business Resources, Inc. (the “Company”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling security holders named in the Registration Statement of up to 3,710,825 shares of common stock, $0.0001 par value per share, of the Company issuable upon the exercise of warrants to purchase shares of common stock issued in connection with a financing transaction in June 2008 (the “Warrants”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

Although as counsel to the Company we have advised the Company in connection with certain matters referred to us by the Company, our services are limited to specific matters so referred. Consequently, we do not have knowledge of other transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined only the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation and Bylaws; (ii) the Warrants; (iii) unanimous written consent adopted by the Board of Directors relating to the Warrants; (iv) the Registration Statement; and (v) a certificate from an officer of the Company as to the number of shares of common stock outstanding. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined, the genuineness of all signatures and the legal capacity of natural persons. We have not made any independent investigation in rendering this opinion other than the document examination described. This opinion is limited to the laws of the State of Delaware.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that the shares of the Company’s common stock, which may from time to time be issued upon exercise of the Warrants, when exercised, issued and paid for in accordance with the Warrants, will be validly issued, fully paid and non-assessable.

One Logan Square 18th & Cherry Streets Philadelphia, PA 19103

www.BlankRome.com

Delaware • Florida • New Jersey • New York • Ohio • Pennsylvania • Washington, DC • Hong Kong

December 30, 2008

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Sincerely,

/s/ BLANK ROME LLP